EXHIBIT 10.18

OFFER LETTER FOR THE POSITION
OF CHIEF FINANCIAL OFFICER

June 02, 2004

Mr. Mark E. Saad

250 Mercer Street B1306

New York, NY 10012

We are pleased to offer you the position of Chief Financial Officer at a salary of $25,000 per month (equivalent to $300,000 per year if computed on an annual basis), payable semi-monthly.  You will report to Christopher J. Calhoun, MacroPore’s President and Chief Executive Officer.  Your start date in your new position will be as soon as possible.

To assist in your relocation to San Diego, we are pleased to reimburse your reasonable costs of relocation up to a maximum of $125,000.  (Please be advised that some of this reimbursement could be taxable income to you.)

You will receive MacroPore’s benefit package for executive officers, including PPO medical insurance for you and your family, group life insurance, group and supplemental long-term disability insurance, and participation in our 401(k) plan and our Flexible Spending Account Plan.  Your benefits will also include an auto allowance of $800 per month, and an annual reimbursement of $2,000 for your tax return preparation fees.  Your paid time off per year will be four (4) weeks.

/s/ CJC	/s/ MES
CJC Initial	MES Initial

Upon your acceptance of this offer I will recommend to the MacroPore Board of Directors that you be granted an option to purchase 190,000 shares of the common stock of the Company at the fair market value of the Company’s common stock on the date of grant. Vesting of the option grant will begin as of the date of grant, with 25% of the options vesting on the one-year anniversary of the date of grant, and 1/48th of the options vesting each month thereafter.  The grant and its terms will be contingent upon the Board’s approval.  The options will be exercisable once they vest, subject to your remaining an employee of the Company, as described in the stock option agreement you will receive from the Company

You will have a target annual bonus of 25% of your base salary; prorated for the 2004 over the number of months you are an employee.  This bonus is generally paid in January of each year and is based upon your achievement of mutually agreed-upon performance objectives and the Company’s performance during the preceding year.

Employment with MacroPore is “at will” and may be terminated without cause by either party.  This letter describes a written offer of employment and does not constitute a contract.

Mark, this letter describes an exciting opportunity to work together to continue to build a successful organization.  We would be pleased to have you join our company.

Sincerely,

/s/ Christopher J. Calhoun
Christopher J. Calhoun
President and Chief Executive Officer

Acceptance:

I understand and accept the above offer

Signature:	/s/ Mark E. Saad	6-2-04
	Mark E. Saad	Date